                           VULII- PruLife Custom Premier
                             Prospectus Filing May 2004

Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, how charges against sub-account assets were deducted the from annual investment returns of the sub-accounts

Hypothetical Gross Annual Investment Return                         6.00%
less       Arithmetic Average of
           Total Contractual Porfolio Expenses            -         1.09%
less       Guaranteed
           Mortality and Expense Fee                      -         0.45%
                                                                  ---------
Fund Crediting Rate (Net Annual Investment Rate)          =         4.46%

                           VULII- PruLife Custom Premier
                             Prospectus Filing May 2004

   Male    Preferred     NonSmoker                   Level Death Benefit  (Type A)
Age:                  32                             CVAT
Face:            100,000                             Maximum Charges
TTR:                   0                             Assume Annual Payment of 1200 in all years
                                                     Hypothetical Annual Return of 6% Gross, 4.46% Net
Policy --- Year 5
                             (0a)          (0b)          (1)          (2)         (3)        (4)        (5)          (6)           (7)          (8)           (9)              (10)          (11)          (12)             (13)               (14)
                              BOP           BOP                                   Per        Per       Montly                     Total                      Total             EOP                          EOP              EOP               EOP
                           Contract        Accum       Premium    Per Policy    Premium     $1,000      Cost       Monthly      Contract     Surrender        Cash            Basic        Corridor      Corridor           Death             Accum
  Month        YEAR          Fund          Prems         Paid        Loads       Loads       Load      Of Ins     Interest        Fund        Charges      Surr Value           DB          Factor          DB            Benefits          Prems Paid

    1            5               2,460         5,300        1,200           10        162         13         15             13        3,473          457            3,016        100,000         4.08          14,170          100,000             6,521
    2            5               3,473         6,521             -          10          -         13         15             13        3,448          457            2,990        100,000         4.08          14,067          100,000             6,542
    3            5               3,448         6,542             -          10          -         13         15             12        3,423          457            2,965        100,000         4.08          13,965          100,000             6,564
    4            5               3,423         6,564             -          10          -         13         15             12        3,397          457            2,940        100,000         4.08          13,861          100,000             6,585
    5            5               3,397         6,585             -          10          -         13         15             12        3,372          457            2,915        100,000         4.08          13,758          100,000             6,607
    6            5               3,372         6,607             -          10          -         13         15             12        3,347          457            2,889        100,000         4.08          13,654          100,000             6,628
    7            5               3,347         6,628             -          10          -         13         15             12        3,321          457            2,864        100,000         4.08          13,550          100,000             6,650
    8            5               3,321         6,650             -          10          -         13         15             12        3,295          457            2,838        100,000         4.08          13,445          100,000             6,672
    9            5               3,295         6,672             -          10          -         13         15             12        3,270          457            2,812        100,000         4.08          13,340          100,000             6,694
    10           5               3,270         6,694             -          10          -         13         15             12        3,244          457            2,786        100,000         4.08          13,235          100,000             6,716
    11           5               3,244         6,716             -          10          -         13         15             12        3,218          457            2,760        100,000         4.08          13,129          100,000             6,738
    12           5               3,218         6,738             -          10          -         13         15             12        3,192          457            2,734        100,000         4.08          13,022          100,000             6,760
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( 0a)      BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month

( 0b)      BOP Accum Prem - accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year

(1)       Premium paid  = 1200

(2)       Per Policy load = $10 per month.

(3)       Sales and Admin Load = 13.5% of premium paid

(4)       Per $1,000 load  -   $0.13 per month per 1,000 of insurance amount

(5)       Monthly Cost of Insurance - based on 1980 CSO Age Last Birthday Male NonSmoker

(6)       Monthly Interest -   interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=4.46% is the crediting interest rate.

(7)       Total Contract Fund   -  End of Period contract fund =  (0) + (1) - (2) - (3) - (4) - (5) +(6)

(8)       Surrender Charges =  Surrender Charge premium * Surrender Charge percentage where surrender charge premium = $847 and surrender charge percentage = 54% for the 5th policy year.

(9)       Total Cash Surr Value  = Cash Surrender Value corresponding to illustration year 5 = (7) - (8)

(10)       EOP Basic DB - End Of Period Death Benefit = face amount plus the contract fund or Accumulated Premiums , if applicable

(11)       Corridor factor  - cash value accumulation corridor factor for Male age 32 NonSmoker CVAT

(12)       EOP Corridor DB - End of Period Corridor Death Benefit = (11) * (7)

(13)       EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [ (10) , (12) ]

(14)       EOP Accum Prems Paid  - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5